Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-177622 and 333-213317 on Form S-8 of our report dated March 22, 2017, relating to the consolidated financial statements for the year ended December 31, 2016 (before retrospective adjustments to the financial statements) of Yandex N.V. and subsidiaries (“the Company”) (not presented herein) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to translations of Russian ruble amounts into U.S. dollar amounts presented solely for the convenience of the readers in the United States of America), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2018.

/s/ AO Deloitte & Touche CIS

Moscow, Russia

April 19, 2019